FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller Jr., President and CEO

PHONE: 215-256-8851 ext. 1201

FIRST QUARTER DILUTED EARNINGS PER SHARE UP 20%

AT HARLEYSVILLE NATIONAL CORPORATION

HARLEYSVILLE, PA (April 09, 2002) - Harleysville National Corporation (HNC) (NASDAQ:HNBC), reported record first quarter 2002 diluted earnings per share of $.42, a 20.0% increase over first quarter 2001 diluted earnings per share of $.35. First quarter basic earnings per share in 2002 and 2001 were $.43 and $.35, respectively, a 22.9% increase. Net income of $7,812,000 increased 19.6% over the first quarter 2001 net income of $6,531,000. The company's consolidated total assets were $2,172,935,000 at March 31, 2002, 9.2% above the March 31, 2001, level of $1,989,232,000.

"We are very pleased with this great start for 2002. Our 20% increase in 1st quarter earnings follows a record 2001 for our company. We look forward to the economy continuing to improve as well," said Walter E. Daller Jr., President and CEO of HNC.

Providing real life financial solutions, Harleysville National Corporation (HNC) has assets of approximately $2.2 billion and operates 39 banking offices in 9 counties throughout Eastern Pennsylvania through its three subsidiary banks - Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. Harleysville National Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

HARLEYSVILLE NATIONAL CORPORATION

	Three months ended March 31
(Dollars in thousands,
except per share data)	2002	2001
INCOME:
Net interest income	$20,608	$17,151
Net interest income after
provision for loan losses	19,257	16,504
Other operating income	5,523	4,192
Other operating expenses	14,480	12,465
Net income	7,812	6,531

Weighted average number
of common shares:
Basic	18,270,983	18,411,604
Diluted	18,781,078	18,866,566

PER SHARE:
Net income:
Basic	$ 0.43	$ 0.35
Diluted	$ 0.42	$ 0.35

Cash dividends paid	$ 0.17	$ 0.15

Book value	$ 10.15	$ 9.69

PERIOD-END BALANCES:
Total assets	$2,172,935	$1,989,232
Loans	1,329,071	1,229,592
Allowance for loan losses	16,125	15,295
Deposits	1,707,431	1,530,996
Shareholders' equity	188,868	179,299

SELECTED RATIOS:
Return on average assets	1.43%	1.35%
Return on average shareholders' equity	16.24%	14.89%
Return on average realized shareholders' equity*	16.62%	15.12%
Leverage Ratio	8.86%	9.19%

* Excluding unrealized gain (loss) on investment securities available for sale.